Exhibit 4.2

CONSENT OF EXPERT

We are a firm of independent petroleum engineering consultants of Calgary, Alberta having prepared reports (“Reports”) evaluating Suncor Energy Inc.’s reserves as at December 31, 2014, as described in the Annual Report of Suncor Energy Inc. on Form 40-F for the year ended December 31, 2014. We refer to the Registration Statement on Form F-80 of Suncor Energy Inc., dated January 22, 2016 and hereby consent to the reference to our firm under the heading “Experts” in the Offer and Circular that forms a part of the Registration Statement and to the inclusion and incorporation by reference of references to and information derived from the Reports.

Yours truly, SPROULE ASSOCIATES LIMITED SPROULE UNCONVENTIONAL LIMITED SPROULE INTERNATIONAL LIMITED

By	/s/ Scott Pennell
Name:	Scott Pennell, P. Eng.
Title:	Vice President, Engineering and Director

Dated: January 22, 2016

Calgary, Alberta

CANADA